                              UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                SCHEDULE 13G

                 Under the Securities Exchange Act of 1934
                          (Amendment No.       )*
                                         ------

                                  eToys Inc.
--------------------------------------------------------------------------------
                              (Name of Issuer)

                        Common Stock, $.0001 par value
--------------------------------------------------------------------------------
                       (Title of Class of Securities)

                                  297862104
                     ----------------------------------
                              (CUSIP Number)

                             December 31, 1999
--------------------------------------------------------------------------------
               (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     / / Rule 13d-1(b)

     / / Rule 13d-1(c)

     /X/ Rule 13d-1(d)

   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 297862104                13G                       Page 2 of 14 pages
          ---------

-------------------------------------------------------------------------------
 (1) NAMES OF REPORTING PERSONS.
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

     Highland Capital Partners III Limited Partnership

-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER   (a)  / /
     OF A GROUP (SEE INSTRUCTIONS)           (b)  / /
-------------------------------------------------------------------------------
 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
-------------------------------------------------------------------------------
 NUMBER OF SHARES             (5) SOLE VOTING POWER
 BENEFICIALLY                       0
 OWNED BY                    --------------------------------------------------
 EACH REPORTING               (6) SHARED VOTING POWER
 PERSON WITH:                       6,572,842
                             --------------------------------------------------
                              (7) SOLE DISPOSITIVE POWER
                                    0
                             --------------------------------------------------
                              (8) SHARED DISPOSITIVE POWER
                                    6,572,842
-------------------------------------------------------------------------------
 (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     6,572,842
-------------------------------------------------------------------------------
(10) CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE
     INSTRUCTIONS)        / /
-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     5.5%
-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     PN
-------------------------------------------------------------------------------

CUSIP No. 297862104                                          Page 3 of 14 pages
          ---------

-------------------------------------------------------------------------------
 (1) NAMES OF REPORTING PERSONS.
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

     Highland Management Partners III Limited Partnership

-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER   (a)  / /
     OF A GROUP (SEE INSTRUCTIONS)           (b)  / /
-------------------------------------------------------------------------------
 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
-------------------------------------------------------------------------------
 NUMBER OF SHARES             (5) SOLE VOTING POWER
 BENEFICIALLY                       0
 OWNED BY                    --------------------------------------------------
 EACH REPORTING               (6) SHARED VOTING POWER
 PERSON WITH:                       6,572,842
                             --------------------------------------------------
                              (7) SOLE DISPOSITIVE POWER
                                    0
                             --------------------------------------------------
                              (8) SHARED DISPOSITIVE POWER
                                    6,572,842
-------------------------------------------------------------------------------
 (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     6,572,842
-------------------------------------------------------------------------------
(10) CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE
     INSTRUCTIONS)        / /
-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     5.5%
-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     PN
-------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 297862104               13G                        Page 4 of 14 pages
          ---------

-------------------------------------------------------------------------------
 (1) NAMES OF REPORTING PERSONS.
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

     Robert F. Higgins

-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER   (a)  / /
     OF A GROUP (SEE INSTRUCTIONS)           (b)  / /
-------------------------------------------------------------------------------
 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
-------------------------------------------------------------------------------
 NUMBER OF SHARES             (5) SOLE VOTING POWER
 BENEFICIALLY                       282,197
 OWNED BY                    --------------------------------------------------
 EACH REPORTING               (6) SHARED VOTING POWER
 PERSON WITH:                       7,846,709
                             --------------------------------------------------
                              (7) SOLE DISPOSITIVE POWER
                                    282,197
                             --------------------------------------------------
                              (8) SHARED DISPOSITIVE POWER
                                    7,846,709
-------------------------------------------------------------------------------
 (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     8,128,906
-------------------------------------------------------------------------------
(10) CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE
     INSTRUCTIONS)        / /
-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     6.8%
-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IN
-------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 297862104                13G                       Page 5 of 14 pages
          ---------

-------------------------------------------------------------------------------
 (1) NAMES OF REPORTING PERSONS.
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

     Paul A. Maeder

-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER   (a)  / /
     OF A GROUP (SEE INSTRUCTIONS)           (b)  / /
-------------------------------------------------------------------------------
 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
-------------------------------------------------------------------------------
 NUMBER OF SHARES             (5) SOLE VOTING POWER
 BENEFICIALLY                       280,851
 OWNED BY                    --------------------------------------------------
 EACH REPORTING               (6) SHARED VOTING POWER
 PERSON WITH:                       7,846,709
                             --------------------------------------------------
                              (7) SOLE DISPOSITIVE POWER
                                    280,851
                             --------------------------------------------------
                              (8) SHARED DISPOSITIVE POWER
                                    7,846,709
-------------------------------------------------------------------------------
 (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     8,127,560
-------------------------------------------------------------------------------
(10) CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE
     INSTRUCTIONS)        / /
-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     6.8%
-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IN
-------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 297862104                13G                       Page 6 of 14 pages
          ---------

-------------------------------------------------------------------------------
 (1) NAMES OF REPORTING PERSONS.
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

     Wycliffe K. Grousbeck

-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER   (a)  / /
     OF A GROUP (SEE INSTRUCTIONS)           (b)  / /
-------------------------------------------------------------------------------
 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
-------------------------------------------------------------------------------
 NUMBER OF SHARES             (5) SOLE VOTING POWER
 BENEFICIALLY                       94,190
 OWNED BY                    --------------------------------------------------
 EACH REPORTING               (6) SHARED VOTING POWER
 PERSON WITH:                       7,846,709
                             --------------------------------------------------
                              (7) SOLE DISPOSITIVE POWER
                                    94,190
                             --------------------------------------------------
                              (8) SHARED DISPOSITIVE POWER
                                    7,846,709
-------------------------------------------------------------------------------
 (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     7,940,899
-------------------------------------------------------------------------------
(10) CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE
     INSTRUCTIONS)        / /
-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     6.6%
-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IN
-------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 297862104                  13G                     Page 7 of 14 pages
          ---------

-------------------------------------------------------------------------------
 (1) NAMES OF REPORTING PERSONS.
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

     Daniel J. Nova

-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER   (a)  / /
     OF A GROUP (SEE INSTRUCTIONS)           (b)  / /
-------------------------------------------------------------------------------
 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
-------------------------------------------------------------------------------
 NUMBER OF SHARES             (5) SOLE VOTING POWER
 BENEFICIALLY                       211,833
 OWNED BY                    --------------------------------------------------
 EACH REPORTING               (6) SHARED VOTING POWER
 PERSON WITH:                       7,846,709
                             --------------------------------------------------
                              (7) SOLE DISPOSITIVE POWER
                                    211,833
                             --------------------------------------------------
                              (8) SHARED DISPOSITIVE POWER
                                    7,846,709
-------------------------------------------------------------------------------
 (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     8,058,542
-------------------------------------------------------------------------------
(10) CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE
     INSTRUCTIONS)        / /
-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     6.7%
-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IN
-------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1(a).        NAME OF ISSUER:  eToys Inc. (the "Company")

Item 1(b). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES: 3100 Ocean Park Boulevard, Suite 300, Santa Monica, California 90405


Item 2(a)                                       Item 2(b)                                       Item 2(c)
---------                                       ---------                                       ---------

                                                                                          CITIZENSHIP OR PLACE
NAME OF PERSON FILING                           ADDRESS                                      OF ORGANIZATION
---------------------                           -------                                   --------------------

Highland Capital Partners III Limited           Two International Place                         Delaware
    Partnership ("Highland Capital"), a         Boston, MA 02110
    Delaware limited partnership

Highland Management Partners III                Two International Place                         Delaware
    Limited Partnership ("Highland              Boston, MA 02110
    Management"), a Delaware
    limited partnership and the sole
    general partner of Highland
    Capital

Robert F. Higgins ("Higgins")                   Highland Capital Partners, Inc.               United States
                                                Two International Place
                                                Boston, MA 02110

Paul A. Maeder ("Maeder")                       Highland Capital Partners, Inc.               United States
                                                Two International Place
                                                Boston, MA 02110

Daniel J. Nova ("Nova")                         Highland Capital Partners, Inc.               United States
                                                Two International Place
                                                Boston, MA 02110

Wycliffe K. Grousbeck ("Grousbeck")             Highland Capital Partners, Inc.               United States
                                                Two International Place
                                                Boston, MA 02110

Item 2(d).        TITLE OF CLASS OF SECURITIES:  Common Stock, $.0001 par value.

Item 2(e).        CUSIP NUMBER:    297862104

Item 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:


                  Not applicable.


                               Page 8 of 14 pages

Item 4.           OWNERSHIP.

         (a)      Amount Beneficially Owned:

                  Highland Capital is the record owner of and beneficially owns 6,572,842 shares (the "Shares") of Common Stock. Highland Capital has the power to vote or direct the disposition of all of the Shares. Such power is exercised through Highland Management as the sole general partner of Highland Capital. Highland Management, as the general partner of Highland Capital, may be deemed to own the Shares beneficially. Higgins, Maeder, Nova and Grousbeck (the "Managers") have the power over all investment decisions of Highland Management and therefore may be deemed to share beneficial ownership of the Shares by virtue of their status as controlling persons of Highland Management. In addition, (i) Highland Entrepreneurs' Fund III Limited Partnership ("HEF III") is the record owner of and beneficially owns 273,868 shares (the "HEF III Shares") of Common Stock, (ii) Highland Capital Partners IV Limited Partnership ("HCP IV") is the record owner of and beneficially owns 960,000 shares (the "HCP IV Shares") of Common Stock and
                  (iii) Highland Entrepreneurs' Fund IV Limited Partnership ("HEF IV") is the record owner of and beneficially owns 39,999 shares (the "HEF IV Shares") of Common Stock. HEF III has the power to vote or direct the disposition of all of the HEF III Shares. Such power is exercised through HEF III, L.L.C. ("HEF III LLC") as the sole general partner of HEF III. HEF III LLC, as the general partner of HEF III, may be deemed to own the HEF III Shares beneficially. The Managers have the power over all investment decisions of HEF III LLC and therefore may be deemed to share beneficial ownership of the HEF III Shares by virtue of their status as controlling persons of HEF III LLC. HCP IV has the power to vote or direct the disposition of all of the HCP IV Shares. Such power is exercised through Highland Management Partners IV LLC ("HMP IV LLC") as the sole general partner of HCP IV. HMP IV LLC, as the general partner of HCP IV, may be deemed to own the HCP IV Shares beneficially. The Managers have the power over all investment decisions of HMP IV LLC and therefore may be deemed to share beneficial ownership of the HCP IV Shares by virtue of their status as controlling persons of HMP IV LLC. HEF IV has the power to vote or direct the disposition of all of the HEF IV Shares. Such power is exercised through Highland Entrepreneurs' Fund IV LLC ("HEF IV LLC") as the sole general partner of HEF IV. HEF IV LLC, as the general partner of HEF IV, may be deemed to own the HEF IV Shares beneficially. The Managers have the power over all investment decisions of HEF IV LLC and therefore may be deemed to share beneficial ownership of the HEF IV Shares by virtue of their status as controlling persons of HEF IV LLC. Highland Management disclaims beneficial ownership of the Shares and each of the Managers disclaims beneficial ownership of the Shares, the HEF III Shares, the HCP IV Shares and the HEF IV Shares.

                  Higgins is the record owner of and beneficially owns 282,197 shares of Common Stock in addition to the shares listed above. Maeder is the record owner of and beneficially owns 280,851 shares of Common Stock in addition to the shares


                               Page 9 of 14 pages
                  listed above. Grousbeck is the record owner of and beneficially owns 94,190 shares of Common Stock in addition to the shares listed above. Nova is the record owner of and beneficially owns 211,833 shares of Common Stock in addition to the shares listed above.

         (b)      Percent of Class:

                  Each of Highland Capital and Highland Management may be deemed to own beneficially 5.5% of the outstanding Common Stock. Higgins may be deemed to own beneficially 6.8% of the outstanding Common Stock. Maeder may be deemed to own beneficially 6.8% of the outstanding Common Stock. Grousbeck may be deemed to own beneficially 6.6% of the outstanding Common Stock. Nova may be deemed to own beneficially 6.7% of the outstanding Common Stock. The foregoing percentage is based on the 119,756,125 shares of Common Stock reported to be outstanding as of October 31, 1999 in the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1999.

         (c)      Number of shares as to which such person has:

                  (i) Each of Highland Capital and Highland Management has sole power to vote or direct the vote of -0- shares. Higgins has sole power to vote or direct the vote of 282,197 shares. Maeder has sole power to vote or direct the vote of 280,851 shares. Grousbeck has sole power to vote or direct the vote of 94,190 shares. Nova has sole power to vote or direct the vote of 211,833 shares.

                  (ii) Highland Capital and Highland Management have shared power to vote or to direct the vote of 6,572,842 shares. In addition, each of the Managers have shared power to vote or to direct the vote of an additional 1,273,867 shares, for an aggregate number of 7,846,709 shares.

                  (iii) Each of Highland Capital and Highland Management has sole power to dispose or to direct the disposition of -0- shares. Higgins has sole power to dispose or to direct the disposition of 282,197 shares. Maeder has sole power to dispose or to direct the disposition of 280,851 shares. Grousbeck has sole power to dispose or to direct the disposition of 94,190 shares. Nova has sole power to dispose or to direct the disposition of 211,833 shares.

                  (iv) Highland Capital, Highland Management and each of the Investing General Partners have shared power to dispose or to direct the disposition of 6,572,842 shares. In addition, each of the Managers have shared power to dispose or to direct the disposition of an additional 1,273,867 shares, for an aggregate number of 7,846,709 shares.



                               Page 10 of 14 pages

Item 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                  Not applicable.

Item 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON.

                  Not applicable.

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.


                  Not applicable.

Item 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  Highland Capital, Highland Management, and each of the Investing General Partners expressly disclaim membership in a "group" as defined in Rule 13d - 1(b)(1)(ii)(J).

Item 9.           NOTICE OF DISSOLUTION OF GROUP.

                  Not applicable.

Item 10.          CERTIFICATION.

                  Not applicable.



                               Page 11 of 14 pages

                                    SIGNATURE

         After reasonable inquiry and to the best of his or its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated:  February 11, 2000

HIGHLAND CAPITAL PARTNERS III
  LIMITED PARTNERSHIP

By:   Highland Management
        Partners III Limited Partnership

      By:  /s/ Robert F. Higgins
         -------------------------------
           General Partner

HIGHLAND MANAGEMENT PARTNERS III
  LIMITED PARTNERSHIP

By:     /s/ Robert F. Higgins
    -------------------------------
      General Partner

/s/ Robert F. Higgins
----------------------------------
Robert F. Higgins

/s/ Paul A. Maeder
----------------------------------
Paul A. Maeder

/s/ Wycliffe K. Grousbeck
----------------------------------
Wycliffe K. Grousbeck

/s/ Daniel J. Nova
----------------------------------
Daniel J. Nova



                               Page 12 of 14 pages

                                  Exhibit Index

              EXHIBIT NO.                 DESCRIPTION                    PAGE NO.

                   A               Agreement of Joint Filing                14























                               Page 13 of 14 pages